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Exhibit 12.01

EXHIBIT 12(a)

NORTHERN STATES POWER COMPANY—MINNESOTA
AND SUBSIDIARIES

COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
TO CONSOLIDATED FIXED CHARGES

(not covered by Report of Independent Public Accountants)

	Year Ended December 31,
	2000	1999	1998	1997	1996
	(in thousands, except ratios)
Earnings:
Net Income	$111,224	$158,980	$210,206	$199,465	$218,627
Provisions for Federal and state taxes on income	92,191	97,431	124,713	121,764	138,244
Fixed charges as below	146,192	125,431	113,160	117,928	105,905
Less: Undistributed equity in earnings of unconsolidated affiliates	—	—	—	—	—

Total	$349,607	$381,842	$448,079	$439,157	$462,776

Fixed Charges:
Interest charges, excluding AFC—debt	$130,442	$109,681	$97,410	$103,490	$105,905
Distributions on redeemable preferred securities of subsidiary trust	15,750	15,750	15,750	14,438	—

Total	$146,192	$125,431	$113,160	$117,928	$105,905

Ratio of earnings to fixed charges	2.4	3.0	4.0	3.7	4.4

EXHIBIT 12(b)

NORTHERN STATES POWER COMPANY—WISCONSIN
AND SUBSIDIARIES

COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
TO CONSOLIDATED FIXED CHARGES

(not covered by Report of Independent Public Accountants)

	Year Ended December 31,
	2000	1999	1998	1997	1996
	(in thousands, except ratios)
Earnings:
Net Income	$30,296	$36,366	$32,195	$37,417	$38,697
Provisions for Federal and state taxes on income	20,690	25,302	20,468	23,309	24,582
Fixed charges as below	21,557	19,627	19,189	18,010	19,324
Less: Undistributed equity in earnings of unconsolidated affiliates	411	409	3	300	207

Total	$72,132	$80,886	$71,849	$78,436	$82,396

Fixed Charges:
Interest charges, excluding AFC—debt	$21,557	$19,627	$19,189	$18,010	$19,324
Distributions on redeemable preferred securities of subsidiary trust	—	—	—	—	—

Total	$21,557	$19,627	$19,189	$18,010	$19,324

Ratio of earnings to fixed charges	3.3	4.1	3.7	4.4	4.3

EXHIBIT 12(c)

PUBLIC SERVICE COMPANY OF COLORADO
AND SUBSIDIARIES

COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
TO CONSOLIDATED FIXED CHARGES

(not covered by Report of Independent Public Accountants)

	Year Ended December 31,
	2000	1999	1998	1997	1996
	(in thousands, except ratios)
Earnings:
Net Income	$196,128	$204,265	$200,103	$204,042	$190,346
Provisions for Federal and state taxes on income	102,770	96,574	101,494	90,813	96,331
Fixed charges as below	244,952	234,544	210,539	197,658	163,873
Less: Undistributed equity in earnings of unconsolidated affiliates	—	—	—	—	—

Total	$543,850	$535,383	$512,136	$492,513	$450,550

Fixed Charges:
Interest charges, excluding AFC—debt	$229,752	$219,344	$200,828	$197,658	$163,873
Distributions on redeemable preferred securities of subsidiary trust	15,200	15,200	9,711	—	—

Total	$244,952	$234,544	$210,539	$197,658	$163,873

Ratio of earnings to fixed charges	2.2	2.3	2.4	2.5	2.7

EXHIBIT 12(d)

SOUTHWESTERN PUBLIC SERVICE COMPANY

COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES

(not covered by Report of Independent Public Accountants)

	Year Ended December 31,					Year Ended August 31, 1996
					Transition Period
	2000	1999	1998	1997
	(in thousands, except ratios)
Earnings:
Net Income	$69,492	$102,709	$114,987	$75,575	$19,137	$105,773
Provisions for Federal and state taxes on income	58,776	59,399	65,696	48,795	10,987	65,297
Fixed charges as below	67,713	64,888	64,052	63,075	19,344	53,347
Less: Undistributed equity in earnings of unconsolidated affiliates	—	—	—	—	—

Total	$195,981	$226,996	$244,735	$187,445	$49,468	$224,417

Fixed Charges:
Interest charges, excluding AFC — debt	$59,863	$57,038	$56,202	$55,225	$17,818	$53,347
Distributions on redeemable preferred securities of subsidiary trust	7,850	7,850	7,850	7,850	1,526	—

Total	$67,713	$64,888	$64,052	$63,075	$19,344	$53,347

Ratio of earnings to fixed charges	2.9	3.5	3.8	3.0	2.6	4.2

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Exhibit 12.01